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Exhibit 4.10

        Execution Copy

SPIRENT plc

AMENDMENT AND CONSENT AGREEMENT

DATED DECEMBER 31, 2003

US$10,000,000 AMENDED AND RESTATED SERIES A SENIOR NOTES DUE NOVEMBER 23, 2006

US$63,406,000 AMENDED AND RESTATED SERIES B SENIOR NOTES DUE NOVEMBER 23, 2009

US$115,000,000 AMENDED AND RESTATED SERIES C SENIOR NOTES DUE NOVEMBER 23, 2009

US$29,594,000 AMENDED AND RESTATED SERIES D SENIOR NOTES DUE NOVEMBER 23, 2009

BINGHAM MCCUTCHEN LLP
LONDON

SPIRENT plc

AMENDMENT AND CONSENT AGREEMENT

DATED DECEMBER 31, 2003

US$10,000,000 AMENDED AND RESTATED SERIES A SENIOR NOTES DUE NOVEMBER 23, 2006

US$63,406,000 AMENDED AND RESTATED SERIES B SENIOR NOTES DUE NOVEMBER 23, 2009

US$115,000,000 AMENDED AND RESTATED SERIES C SENIOR NOTES DUE NOVEMBER 23, 2009

US$29,594,000 AMENDED AND RESTATED SERIES D SENIOR NOTES DUE NOVEMBER 23, 2009

        Dated December 31, 2003

To each of the Current Noteholders
Named in Annex 1 hereto:

        Ladies and Gentlemen:

        SPIRENT plc, a limited company organized and existing under the laws of England and Wales with registered number 470893 (together with its successors and assigns, the "Company"), hereby agrees with you as follows:

1.     PRIOR ISSUANCE OF NOTES, ETC.

        Pursuant to the separate Note Purchase Agreements, dated November 23, 1999, among the Company (formerly known as Bowthorpe plc) and, respectively, the purchasers named in Schedule A thereto (as amended and restated pursuant to the Amended and Restated Note Purchase Agreement dated March 11, 2003, and as in effect immediately prior to giving effect to the Amendments (defined below) provided for by this Agreement, collectively, the "Existing Note Purchase Agreement", and as may be amended pursuant to the Amendments or further amended, restated or otherwise modified from time to time, collectively, the "Note Purchase Agreement"), the Company issued and sold (a) US$10,000,000 aggregate original principal amount of its Amended and Restated Series A Senior Notes due November 23, 2006, (b) US$63,406,000 aggregate original principal amount of its Amended and Restated Series B Senior Notes due November 23, 2009, (c) US$115,000,000 aggregate original principal amount of its Amended and Restated Series C Senior Notes due November 23, 2009, and (d) US$29,594,000 aggregate original principal amount of its Amended and Restated Series D Notes due November 23, 2009 (as in effect immediately prior to the Effective Time (as defined below), the "Existing Notes" and, as may be amended pursuant to the Amendments or further amended, restated or otherwise modified from time to time, the "Notes").

        This Amendment and Consent Agreement is referred to herein as this "Agreement". The register kept by the Company for the registration and transfer of the Notes indicates that each of the Persons named in Annex 1 (collectively, the "Current Noteholders") is currently a holder of the Notes in the aggregate principal amount indicated opposite such Person's name in such Annex and that the Persons named in Annex 1 currently hold 100% of the outstanding Notes.

2.     DEFINED TERMS.

        Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Note Purchase Agreement.

3.     REQUEST FOR CONSENT.

        The Company requests that each of you consent to the Amendments with respect to certain terms of the Existing Note Purchase Agreement and to certain other matters specified in this Agreement.

4.     COMPANY WARRANTIES AND REPRESENTATIONS.

        To induce you to enter into this Agreement, the Company warrants and represents as follows (it being agreed, however, that nothing in this Section 4 shall affect any of the warranties and representations previously made by the Company in or pursuant to the Note Purchase Agreement and that all of such other warranties and representations, as well as the warranties and representations in this Section 4, shall survive the effectiveness of the Amendments):

  4.1    Corporate Organization and Authority.

          (a)   The Company and each of its Material Subsidiaries is a corporation or other legal entity duly organized, validly existing and, in the case of each such Material Subsidiary organized under the laws of any state of the United States of America, in good standing under the laws of its jurisdiction of incorporation.

          (b)   The Company and each of its Material Subsidiaries has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact its business as now conducted and as presently proposed to be conducted.

          (c)   The Company and each of its Material Subsidiaries is duly qualified and, in the case of each such Material Subsidiary conducting business in any state of the United States of America, is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it, or the nature of the property owned or leased by it, makes such qualification required by law and where failure to be so qualified or in good standing would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

  4.2    Financial Indebtedness.

        The Financial Indebtedness of the Company and its Subsidiaries as at September 30, 2003 is described in Part 4.2 of Annex 2.

  4.3    Agreements Authorized; Obligations Enforceable.

          (a)   The execution and delivery by the Company of this Agreement has been duly authorized by all necessary corporate action on its part. This Agreement has been executed and delivered by one or more duly authorized officers or directors of the Company, and each of this Agreement, the Notes and the Note Purchase Agreement after giving effect to the Amendments constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that the enforceability hereof and thereof may be limited by:

            (i)    applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors' rights generally; and

            (ii)   general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (b)   Upon the execution and delivery by the Guarantors of the Acknowledgement and Consent it will have been duly authorized by all necessary action on the part of each Guarantor. The Acknowledgement and Consent attached hereto will have been executed and delivered by one or more duly authorized officers or directors of each Guarantor, and the Subsidiary Guarantees after giving effect to the Amendments will constitute a legal, valid and binding obligation of each Guarantor in respect thereof, enforceable in accordance with their terms, except that the enforceability hereof and thereof may be limited by:

            (i)    applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors' rights generally; and

            (ii)   general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

  4.4    No Conflicts.

        Neither the execution nor delivery of this Agreement, nor performance by the Company with the terms and provisions of the Notes or the Note Purchase Agreement after giving effect to the Amendments, nor compliance by each Guarantor with the terms and provisions of its respective Subsidiary Guarantee, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties of the Company or any of its Subsidiaries under the memorandum or articles of association (or charter or by-laws) of the Company or any of its Subsidiaries, or any award of any arbitrator or any agreement (including the Bank Facility, the New Bank Facility (defined below) and any agreement with shareholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject.

  4.5    Full Disclosure.

        Neither this Agreement nor any other written statement furnished by or on behalf of the Company or any of its Subsidiaries to the Current Noteholders in connection with the proposal and negotiation of the Amendments, or the other terms and provisions of this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein, taken as a whole, under the circumstances under which made, not misleading. Except as previously disclosed in writing to each Current Noteholder, there is no fact known to the Company or any Material Subsidiary that could reasonably be expected to have a Material Adverse Effect upon the business, operations or principal properties of the Company and its Subsidiaries taken as a whole.

  4.6    Amendments to Bank Facility.

        Except as described in Part 4.6 of Annex 2, there have been no amendments, waivers or other modifications to the Bank Facility subsequent to March 11, 2003, and the Bank Facility has been and will be in full force and effect at all times prior to the execution and effectiveness of the New Bank Facility.

  4.7    No Defaults.

        No Default or Event of Default has occurred and is continuing. No event has occurred and no condition exists that would constitute a default, event of default or potential default (howsoever described) under the Bank Facility or the New Bank Facility.

  4.8    Guaranties.

        No Subsidiary of the Company, other than Subsidiaries which are Guarantors as at the Effective Time, has entered into or is liable under any guaranty of any Financial Indebtedness of any Person arising under the Bank Facility or the New Bank Facility.

5.     AMENDMENTS TO EXISTING NOTE purchase AGREEMENT.

        Subject to the conditions specified in Section 6, the Existing Note Purchase Agreement is hereby amended in the manner provided in Exhibit A to this Agreement (the "Amendments").

6.     CONDITIONS TO EFFECTIVENESS.

        The Amendments and the consent provided for in Section 7 shall each become effective, if at all, at such time (the "Effective Time") as the Company and the Required Holders shall have executed and delivered counterparts of this Agreement and the following conditions shall have been satisfied by the Company (or waived by the Required Holders):

  6.1    Representations and Warranties.

        The representations and warranties set forth in Section 4 shall be true and correct.

  6.2    Due Authorization, etc.

        The Company shall have authorized, by all necessary corporate action, the execution and delivery of this Agreement, the performance of all of its obligations under this Agreement, and the consummation of all transactions by it contemplated by this Agreement, and each Guarantor shall have authorized, by all necessary corporate action, the execution and delivery of the Acknowledgement and Consent attached hereto, and the Current Noteholders and their special counsel shall have received such certificates and other evidence to such effect (including, without limitation, secretary's certificates and board resolutions) as the Required Holders and their special counsel may reasonably request.

  6.3    New Bank Facility.

        A new credit facility replacing the Bank Facility providing for total commitments or borrowing availability in an aggregate amount of at least £30,000,000 (the "New Bank Facility"), shall have been entered into by the relevant members of the Group and all other applicable parties thereto, and all agreements relating thereto shall be in full force and effect (with all conditions precedent contained therein having been satisfied), and in form, scope and substance satisfactory to the Required Holders and their special counsel.

  6.4    Fees and Expenses.

        The Company shall have paid:

          (a)   to the holders of the Notes an amendment fee of 0.05% of the aggregate outstanding principal amount of the Notes held by the Current Noteholders after the prepayment of the Notes pursuant to Section 6.6 of this Agreement, payable to each Current Noteholder in cash by wire transfer of immediately available US Dollars, to be allocated between the holders of the Notes pro rata in accordance with the principal amounts of Notes held as set forth in Annex 1; and

          (b)   all amounts required to have been paid to date pursuant to Section 9, including, without limitation, the reasonable fees and expenses of Bingham McCutchen LLP, special counsel for the holders of the Notes, and PricewaterhouseCoopers LLP, reporting accountants to the holders of the Notes, as reflected in statements to be presented to the Company before the Effective Time.

  6.5    Consent of Guarantors.

        Each Guarantor shall have indicated its acknowledgement and consent in respect of this Agreement by executing and delivering the Acknowledgement and Consent attached hereto.

  6.6    Prepayment of the Notes.

        The Company shall have prepaid an amount equal to 10% of the principal amount of the Notes outstanding on the prepayment date plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount as provided in Section 8.3 and Section 8.9 of the Existing Note Purchase Agreement respectively, to be allocated between the holders of the Notes pro rata in accordance with the principal amount of Notes held as set forth in Annex 1, together with accrued unpaid interest on such amount of prepaid principal to the prepayment date to be paid by the Company to the holders of the Notes as provided in Section 8.5 of the Existing Note Purchase Agreement.

7.     CONSENT TO RELEASE OF DISPOSAL PROCEEDS AND PREPAYMENT OF NOTES.

        Subject to the conditions to effectiveness specified in Section 6, each of the Current Noteholders hereby consents to the release of the Disposal Proceeds from the Account (each as defined in the letter dated June 27, 2003 from the Current Noteholders to the Company pursuant to which the Current Noteholders consented to the disposal of the Spirent Systems AIS Division and the Spirent Systems MRO Division), such Disposal Proceeds to be paid to the Current Noteholders in accordance with Section 6.6.

8.     CONFIRMATION.

  8.1    Normalization Conditions.

        The Company hereby acknowledges, agrees and confirms that (a) nothing in this Agreement shall be construed as an amendment to the Normalization Conditions contained in the Existing Note Purchase Agreement which require, among other things, the Company to obtain Committed Medium-Term Financing with a maturity or maturities of no earlier than March 31, 2006 providing for an aggregate total commitment of not less than £50,000,000 in order to deliver a Normalization Certificate, and (b) any such Committed Medium-Term Financing will need to be raised through an extension or modification of the New Bank Facility or from other institutions or Persons (other than, for the avoidance of doubt, any holder of Notes) and that the Notes would not constitute Committed Medium-Term Financing.

  8.2    Subsidiary Guarantees.

        The Company hereby acknowledges, agrees and confirms, and Spirent Communications Inc. by executing and delivering the Acknowledgement and Consent attached hereto acknowledges, agrees and confirms, in connection with the merger on December 31, 2003 of CAW Networks, Inc. and Spirent Communications Inc. that the Subsidiary Guarantee given by Spirent Communications Inc. in favor of the Current Noteholders remains in full force and effect, and (b) Spirent Communications Inc. has assumed by operation of law all of the rights, duties, liabilities and obligations of CAW Networks, Inc. including, without limitation, all of the rights, duties, liabilities and obligations of CAW Networks, Inc. pursuant to the Subsidiary Guarantee given by CAW Networks, Inc. in favor of the Current Noteholders.

9.     EXPENSES.

        Whether or not the Amendments become effective, the Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all reasonable out-of-pocket costs and expenses of the Current Noteholders relating to this Agreement and all related documentation contemplated herein, including, but not limited to, (a) the cost of reproducing this Agreement and any other documents delivered in connection herewith and the transactions contemplated hereby, and (b) the reasonable fees and expenses of Bingham McCutchen LLP, special counsel for the holders of the Notes, and PricewaterhouseCoopers LLP, reporting accountants to the holders of the Notes, incurred in connection with such matters.

10.   MISCELLANEOUS.

  10.1    Part of Note Purchase Agreement, Future References, etc.

        This Agreement shall be construed in connection with and as a part of the Notes and the Note Purchase Agreement and, except as expressly amended by this Agreement, all terms, conditions and covenants contained in the Notes, the Note Purchase Agreement and the Subsidiary Guarantees are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Notes and the Note Purchase Agreement without making specific reference to this Agreement, but nevertheless all such references shall include this Agreement unless the context otherwise requires.

  10.2    Governing Law.

        THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

  10.3    Duplicate Originals, Execution in Counterpart.

        Two (2) or more duplicate originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall be effective at the time provided in Section 6 and each set of counterparts that, collectively, show execution by the Company and each consenting Current Noteholder shall constitute one duplicate original.

[signature pages immediately follow]

        If this Agreement is satisfactory to you, please so indicate by signing the applicable acceptance on a counterpart hereof and returning such counterpart to the Company.

SPIRENT plc
By:
Name: Title:

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
By:	Delaware Investment Advisers, a Series of Delaware Management Business Trust, Its Attorney-in-Fact
By:
Name: Title:

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
By:	Delaware Investment Advisers, a Series of Delaware Management Business Trust, Its Attorney-in-Fact
By:
Name: Title:

FIRST PENN-PACIFIC LIFE INSURANCE COMPANY
By:	Delaware Investment Advisers, a Series of Delaware Management Business Trust, Its Attorney-in-Fact
By:
Name: Title:

METROPOLITAN LIFE INSURANCE COMPANY
By:
Name: Title:

ONE MADISON INVESTMENTS (CAYCO) LIMITED
By:	Metropolitan Life Insurance Company, as Investment Manager
By:
Name: Title:

METROPOLITAN PROPERTY AND CASUALTY INSURANCE COMPANY
By:
Name: Title:

METROPOLITAN INSURANCE AND ANNUITY COMPANY
By:
Name: Title:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
By:
Name: Title:

THE TRAVELERS INSURANCE COMPANY
By:
Name: Title:

PRIMERICA LIFE INSURANCE COMPANY
By:
Name: Title:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By:	CIGNA Investments, Inc. (authorized agent)
By:
Name: Title:

LIFE INSURANCE COMPANY OF NORTH AMERICA
By:	CIGNA Investments, Inc. (authorized agent)
By:
Name: Title:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By:	David L. Babson & Company Inc. as Investment Adviser
By:
Name: Title:

SWISS RE LIFE & HEALTH AMERICA INC
By:	Swiss Re Asset Management (Americas) Inc.
By:
Name: Title:

ACKNOWLEDGEMENT AND CONSENT

        Each of the undersigned hereby acknowledges, consents and agrees to the terms and provisions of this Agreement and confirms that its Subsidiary Guarantee continues in full force and effect in respect of the Notes and the Note Purchase Agreement as amended by the terms of this Agreement.

EXECUTED by PG DRIVES TECHNOLOGY, INC.
By:
Name: Title:
EXECUTED by SPIRENT COMMUNICATIONS INC.
By:
Name: Title:
EXECUTED by SPIRENT COMMUNICATIONS OF ROCKVILLE, INC.
By:
Name: Title:
EXECUTED by HELLERMANNTYTON CORPORATION
By:
Name: Title:

EXECUTED by HELLERMANNTYTON CANADA INCORPORATED
By:
Name: Title:
EXECUTED by SPIRENT COMMUNICATIONS OF OTTAWA LIMITED
By:
Name: Title:
EXECUTED by PG INTERNATIONAL PLC
By:
Name: Title:
EXECUTED by HELLERMANNTYTON DATA LIMITED
By:
Name: Title:
EXECUTED by SPIRENT COMMUNICATIONS (SCOTLAND) LIMITED
By:
Name: Title:

EXECUTED by SPIRENT COMMUNICATIONS (SW) LIMITED
By:
Name: Title:
EXECUTED by SPIRENT COMMUNICATIONS LIMITED
By:
Name: Title:
EXECUTED by SPIRENT HOLDINGS CORPORATION
By:
Name: Title:
EXECUTED by SPIRENT INTERNATIONAL, INC.
By:
Name: Title:
EXECUTED by SPIRENT FINANCING CORPORATION
By:
Name: Title:

EXECUTED by NETCOM SYSTEMS HOLDING CORPORATION
By:
Name: Title:
EXECUTED by SPIRENT OVERSEAS LIMITED
By:
Name: Title:
EXECUTED by REORG COMPANY 1, INC.
By:
Name: Title:
EXECUTED by REORG COMPANY 2, INC.
By:
Name: Title:

ANNEX 1

CURRENT NOTEHOLDERS

Series A Notes

Name of Noteholder	Principal Amount of Notes Held
The Travelers Insurance Company	$6,372,824.70

Series B Notes

Name of Noteholder	Principal Amount(s) of Notes Held
Connecticut General Life Insurance Company	$13,808,323.42
Life Insurance Company of North America	$2,972,230.72
Massachusetts Mutual Life Insurance Company	$13,209,914.29
Primerica Life Insurance Company	$1,981,487.14
The Travelers Insurance Company	$9,907,435.73

Series C Notes

Name of Noteholder	Principal Amount(s) of Notes Held
Metropolitan Life Insurance Company	$36,413,572.60
One Madison Investments (Cayco) Limited	$2,648,259.83
Metropolitan Insurance and Annuity Company	$5,296,519.65
Metropolitan Property and Casualty Insurance Company	$5,296,519.65
Teachers Insurance and Annuity Association of America	$26,482,598.25

Series D Notes

Name of Noteholder	Principal Amount(s) of Notes Held
Swiss Re Life & Health America Inc	$1,342,072.08
The Lincoln National Life Insurance Company	$16,838,978.40
Lincoln Life & Annuity Company of New York	$335,518.02
First Penn-Pacific Life Insurance Company	$1,342,072.08

A-1

ANNEX 2

INFORMATION AS TO COMPANY AND SUBSIDIARIES

Part 4.2	Financial Indebtedness
[See attached spreadsheet]
Part 4.6	Amendments to Bank Facility (if any)
Consent Letter dated June 27, 2003 pursuant to which the Banks consented to the disposals of the Spirent Systems AIS Division and the Spirent Systems MRO Division.

A-1

SPIRENT PLC AND ITS SUBSIDIARIES

FINANCIAL INDEBTEDNESS AS OF 30TH SEPTEMBER 2003

	Total o/draft facilities available	Total loan facilities available	Overdraft balance as at 30 September 2003	Loan balance as at 30 September 2003	Total outstanding 30 September 2003	Outstanding as at 31 December 2002 Ref. Note	"New" since 31 December 2002
	(000)				GBP (000)
SECURED	775	4,846	764	4,686	5,450	5,350	394
UNSECURED	6,069	161,896	844	95,933	96,777	144,528	844
FINANCE LEASES	—	—	—	9,140	9,140	9,479	215

TOTAL	6,844	166,742	1,608	109,759	111,367	159,357	1,454

UNSECURED SPIRENT PLC INDEBTEDNESS	6,000	161,896	844	95,933	96,777	144,528	844

TOTAL SUBSIDIARY FINANCIAL INDEBTEDNESS	844	4,846	764	13,826	14,590	14,829	610

*
The above Total Outstanding Debt does not include £317k of Debt Issues Costs being amortised over the life of the facilities.

        The Increase in Total Subsidiary Debt from 31 December 2002 is £610

A-2

EXHIBIT A

AMENDMENTS

§1    Amendment to Section 9.8 of the Existing Note Purchase Agreement.    Section 9.8 of the Existing Note Purchase Agreement is hereby amended by amending and restating Section 9.8 to read, in its entirety, as follows:

"9.8 Committed External Financing.

        Until the Normalization Date, the Company shall have available, at all times prior to June 30, 2004 and at all times thereafter, loan or other credit facilities (other than letter of credit or documentary credit facilities) pursuant to a written commitment by a bank or other financial institution in an aggregate amount of at least £30,000,000 for which the period until maturity or termination (or reduction below £30,000,000) of such commitment and the borrowings thereunder have (or may be extended, at the Company's option, so as to have), on June 30, 2004 and on each June 30 until the Normalization Date, at least 364 days remaining and which are not capable of being demanded or withdrawn at any time during such period (other than following an event of default thereunder) (such financing, the "Committed External Financing")."

§2    Amendment to Section 9.9 of the Existing Note Purchase Agreement.    Section 9.9 of the Existing Note Purchase Agreement is hereby amended by amending and restating Section 9.9 to read, in its entirety, as follows:

"9.9 Anti-Terrorism Law.

        Neither the Company nor any member of the Group will:

        (a)   become a Person or entity described by Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, Exec. Order No. 13224 66 Fed. Reg. 49,079 (2001), (the "Executive Order");

        (b)   knowingly become engaged in any dealings or transactions, or be otherwise associated, with any such Persons or entities in violation of the Executive Order; or

        (c)   knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any of the following laws (i) the Executive Order, (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act), (iii) the Money Laundering Control Act of 1986, Public Law 99-570, and (iv) any similar law relating to terrorism or money laundering enacted in the United States of America subsequent to the date of this Agreement."

§3    Amendment to Section 11(g) of the Existing Note Purchase Agreement.    Section 11(g) of the Existing Note Purchase Agreement is hereby amended by amending and restating Section 11(g) to read, in its entirety, as follows:

        "(g) the Company or any Material Subsidiary (i) ceases or threatens in writing to cease, or suspends or threatens in writing to suspend, making payments in respect of all or any class of its debts and other obligations or ceases carrying on all or substantially all of its business, (ii) is generally not paying, or is deemed for the purpose of any law to be unable to pay, or admits in writing its inability to pay, its debts as they become due, (iii) files, or takes any step, including a proposal or convening a meeting, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, readjustment of debt, dissolution, liquidation,

A-1

administration, moratorium, composition, assignment, arrangement with any of its creditors, or other similar law of any jurisdiction, or commences a voluntary winding-up or dissolution or applies to a court or any registrar for an administration order under the Insolvency Act or any similar statute, (iv) makes an assignment for the benefit of its creditors or proposes or enters into any negotiations with one or more of its creditors with a view to the readjustment or rescheduling of all or any class of its indebtedness by reason of financial difficulties, or proposes or enters into any composition, scheme of arrangement or other arrangement for the benefit of its creditors generally or any class of creditors, (v) consents to the appointment of a custodian, receiver, administrative receiver, administrator, supervisor, liquidator, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (vi) is adjudicated as bankrupt or insolvent or to be liquidated, or (vii) takes corporate action for the purpose of any of the foregoing including, without limitation, convening a meeting of the shareholders, directors or other officers of the Company or a Material Subsidiary for the purpose of considering any resolution for, to petition for, or to file documents with a court or any registrar for its winding-up or its administration or dissolution or any such resolution is passed; or"

A-2

QuickLinks

  Exhibit 4.10
AMENDMENT AND CONSENT AGREEMENT
AMENDMENT AND CONSENT AGREEMENT
ACKNOWLEDGEMENT AND CONSENT
  ANNEX 1
CURRENT NOTEHOLDERS
Series A Notes
Series B Notes
Series C Notes
Series D Notes
  ANNEX 2
INFORMATION AS TO COMPANY AND SUBSIDIARIES
SPIRENT PLC AND ITS SUBSIDIARIES FINANCIAL INDEBTEDNESS AS OF 30TH SEPTEMBER 2003
  EXHIBIT A
AMENDMENTS